Exhibit 10.7
Transition Services Agreement
THIS TRANSITION SERVICES AGREEMENT (this “Agreement”), dated as of May 31, 2012, is entered into by and among Penson Financial Services, Inc., a North Carolina corporation (“Penson”), and Knight Execution & Clearing Services LLC, a Delaware limited liability company (“Knight”). Penson and Knight are each sometimes referred to herein as a “Party” and collectively as the “Parties.” Except as set forth herein, capitalized terms used but not defined herein shall have the meaning ascribed to such terms in that certain Asset Purchase Agreement, dated as of May 28, 2012 (the “Purchase Agreement”), between Penson Financial Services, Inc. and Knight, pursuant to which Knight has agreed to acquire the Acquired Assets and to assume the Assumed Liabilities.
Recitals
WHEREAS, it is a condition to the consummation of the transactions contemplated by the Purchase Agreement that the Parties enter into this Agreement, pursuant to which, on the terms and conditions set forth herein, during the Term (as defined below), Penson shall provide certain Transition Services (as defined below) to Knight relating to the Acquired Assets;
WHEREAS, it is contemplated under the Purchase Agreement that Penson will provide to Knight the Transition Services (with certain costs of such Transition Services to be paid by Knight, as further described below) during the Term; and
WHEREAS, Penson is willing to provide, or cause to be provided, the Transition Services to Knight, on the terms and conditions set forth herein;
NOW, THEREFORE, in consideration of the foregoing premises and of the respective covenants and agreements contained herein and in the Purchase Agreement, the Parties hereby agree as follows:
1.PROVISION OF SERVICES.
(a)    Services. Penson shall provide to Knight all of the services, functions, products, software and Intellectual Property currently used to support of the FCM Business by Penson, by any Transferred Employee or by any employee listed on Schedule 5.4-C to the Purchase Agreement, in each case employed by the FCM Business as of the Closing, including, without limitation, (i) those services, functions, products, software and Intellectual Property that are described on Annex A; (ii) services in support of the seamless transition of such services to Knight, including, without limitation, services to ensure compliance by Knight with applicable reporting, governance, supervision and control requirements; and (iii) qualified intermediary services, reporting and compliance functions, technology, operations, compliance, finance services (collectively, the “Transition Services”). After the date of this Agreement, if Knight identifies a service that it reasonably needs in order to operate and conduct the FCM Business in substantially the same manner in which it was operated prior to the Closing and which was previously provide to the FCM Business and such service was not included on Annex A (other than because the Parties agreed that such service shall not be provided), Knight may provide written notice to Penson requesting such additional services and Penson will provide such additional services. The Parties will negotiate in good faith to update Annex A to reflect the addition of any such additional services.
(b)    Service Levels. Penson shall provide the Transition Services (i) with at least the same degree of skill, attention and care as it exercised in performing the same or similar services for itself prior to Closing, and in no event less than that level of skill, attention and care customary for the provision of such services, and (ii) it will provide Transition Services at levels not less than those currently provided except to the extent that Penson has transferred assets and/or personnel required for maintaining such service levels to Knight as part of the Purchase Agreement. Penson will use commercially reasonable efforts to provide Transition Services at the level appropriate for Knight, taking into account Knight’s circumstances, including, without limitation, that the Acquired Assets represent a new business for Knight and, as a result, Knight may not have the necessary infrastructure, equipment and support and the fact that Knight may be migrating a Service at any given time to its own platform but further taking into account that Penson’s ability to perform certain of the Transition Services is dependent in part on the assets and employees that are being transferred to Knight pursuant to the Asset Purchase Agreement and that as employees and assets related to the FCM Business are transferred to Knight the Transition Services will be reduced to reflect the transfer of those capabilities to Knight (collectively, the “Service Criteria”). If Penson fails in any material respect to meet any aspect of the Service Criteria, as applicable, Penson shall have twenty-four (24) hours in the case of service critical failures and five (5) Business days in the case of other breaches from the time at which notice of such breach is delivered by Knight to Penson, which notice shall describe in reasonable detail the circumstances of any such breach, to cure such breach. If such breach is not cured within such applicable time-period, Knight shall have the right, in addition to any other remedies available under this Agreement, Applicable Law or otherwise, to obtain, in whole or in part, the Transition Services from a third party service provider other than Penson and Penson shall reimburse Knight for all reasonable costs and expenses of such third party service provider. Penson reserves the right to modify any of the Transition Services or the manner in which such Transition Services are provided in connection with changes to its business units in the ordinary course of business consistent with past practice; provided, however, that no such modification shall diminish, modify or impair, in a manner materially adverse to Knight, the Transition Services, result in a failure to meet the Service Criteria or increase the costs thereof to be paid by Knight, unless such modification is agreed to in advance by Knight in a writing executed by Knight. Penson shall provide Knight with at least five (5) Business Days prior written notice of any such proposed changes or modifications.
(c)    Services Data. Subject to and in addition to Penson’s duties and obligations under Section 15 below, Penson shall (i) provide Knight with any data, content or other information relating to the Transition Services (collectively, “Services Data”) stored, maintained, generated, processed or produced by Penson in connection with the Transition Services, where applicable, in compliance with Applicable Law, both during the Term and upon the expiration or termination thereof, in industry standard formats and files and on storage mediums or using telecommunications means mutually agreeable to the Parties, and (ii) to the extent reasonably possible, segregate any Services Data from other data, content or information generated or maintained by Penson. For the avoidance of doubt, Penson acknowledges and agrees that all Services Data is and shall be owned exclusively by Knight, and if and to the extent Penson acquires any interest therein, Penson hereby irrevocably agrees to assign and hereby assigns to Knight all of its rights, title and interests therein. To the extent that Knight requests any data, content or information other than the Services Data, such request shall be made in writing to Penson. Penson shall use commercially reasonable efforts to provide such other data, content or information and Penson and Knight shall negotiate in good faith the terms of providing the same and any reasonable payment (if any) therefor.
(d)    Subcontractors. In connection with and to the extent necessary or appropriate to perform the Transition Services, Penson shall have the right and the obligation to enter into and pay (with reimbursement by Knight in accordance with Annex A) and perform contracts with one or more third party service providers as set forth on Annex A-1 and Annex B; provided, however, that Penson shall be responsible for the actions and performance of its third party service providers in connection with the performance of the Transition Services and shall remain solely responsible for the performance of the Transition Services hereunder. Penson acknowledges and agrees that the lists set forth on Annex A-1 and Annex B identify and represent a complete and accurate list, to the best of Penson’s knowledge as of the date hereof, of third party service providers required or necessary to provider the Transition Services hereunder. If a service provider is not listed on Annex A-1 or Annex B, Penson shall have the right to (1) update the relevant annex upon notice and consent of Knight or (2) if Knight refuses to provide such consent, Penson shall terminate the services of such service provider. Notwithstanding the foregoing and in addition thereto, Penson shall, within ten (10) Business Days of the date hereof, notify Knight, in writing, of any third party service providers required or necessary to provider the Transition Services hereunder that Penson proposes to be added to Annex A-1 and Annex B, which notice shall include the name of each such third party service provider and a summary of the products and/or services provided by such third party service provider. Upon receipt of such notice, the Parties shall discuss, in good faith, any questions or concerns raised by either Party in connection with the designation of such third party service providers. Within five (5) Business Days of Knight’s receipt of such notice from Penson, Knight shall respond, in writing, to Penson’s written request to include such third party service providers identified in Penson’s original notice hereunder, which response shall include an approval or a rejection of each such third party service provider. Knight may reject any such proposed third party service provider in its sole discretion. In the event that the Knight fails to provide notice to Penson, in writing, of its approval or rejection of a proposed third party service provider within such five (5) day period, the proposed third party service provider shall be deemed approved and the applicable Annex shall deemed to include any third party service provider approved hereunder. Except for those third party service providers set forth on Annex A-1 and Annex B or except as may be required by Applicable Law, during the Term, Penson shall not engage any unaffiliated third party to perform any of the Transition Services without the prior written consent of Knight.
(e)    Employees. All employees and representatives of Penson shall be deemed for purposes of all compensation and employee benefits matters to be employees or representatives of Penson and not employees or representatives of Knight. In performing the Transition Services, such employees and representatives shall be under the direction, control and supervision of Penson (and not Knight) and Penson shall have the sole right to exercise all authority with respect to the employment (including, without limitation, termination of employment), assignment and compensation of such employees and representatives; provided, however, that those Penson employees listed on Schedules 5.4-C and 5.4-D to the Purchase Agreement may not be terminated except for cause or reassigned, and shall be made available to perform Transition Services, during the thirty (30) days following the Closing. Knight shall not be liable for any severance, termination costs or other liabilities associated with the termination of any employment, engagement or other relationship between Penson and its employees or representatives.
2.    AUTHORITY, LICENSE AND COMPLIANCE WITH APPLICABLE LAW.
(a)    Penson and its employees and agents will, at its own cost, maintain throughout the Term, all requisite authority and any applicable licenses or registrations, whether arising under Applicable Law or otherwise, to enter into this Agreement and to provide the Transition Services in accordance with the terms of this Agreement; provided further however that nothing shall require to replace any memberships or other approvals transferred to Knight or to maintain any approvals or authorization to hold or handle customer accounts following the transfer of the Client Contracts to Knight. Penson is, and during the Term shall remain, in compliance with Applicable Law, including, without limitation, federal, state and provincial securities laws and the rules and regulations of any applicable self-regulatory organization. Penson shall notify Knight as promptly as commercially possible in the event that it becomes aware that any of the foregoing ceases to be true and correct in any material respect.
(b)    Penson, during the Term of this Agreement, will, at its own cost, maintain or obtain all rights, titles, licenses, permissions, consents, approvals and authority required for (i) Penson to provide the Transition Services to Knight (including, without limitation, those portions of the Transition Services created or provided by one or more third party service providers) in accordance with and as contemplated by this Agreement, (ii) Knight and its clients, customers and correspondents to use, in connection with the provision of the Services, the Transition Services in accordance with and as contemplated by this Agreement, and (iii) Penson and its Affiliates and permitted subcontractors to perform Penson’s obligations under this Agreement;
(c)    Each of the Parties shall use commercially reasonable efforts to (i) cooperate and jointly conduct negotiations with the providers (“Third Party Providers”) of any software, products or services to be licensed and/or used by Penson in providing the Transition Services (“Third Party Rights”), including, without limitation, the Third Party Providers identified in Annex A-1, (ii) obtain any required consents of such Third Party Providers or amendments with respect to the license and/or use of such Third Party Rights, and (iii) where necessary, to obtain new licenses or similar agreements to permit Penson to license and/or use to or for Knight the Third Party Rights during the Term, provided that Penson shall pay (subject to certain reimbursement by Knight in accordance with Annex A) for any and all additional costs, fees, charges, expenditures or payments associated with Third Party Rights licenses or such consents as necessary for Penson to provide the Transition Services during the Term. Notwithstanding the terms set forth in this Section 2(c), Penson shall remain solely responsible and liable for the use of such Third Party Rights in connection with the performance of the Transition Services hereunder and any compliance with the terms of any license or similar agreement related thereto.
3.    COOPERATION.

(a)    Penson shall, and shall cause its respective Affiliates and make reasonable commercial efforts to cause its third party service providers and vendors, to cooperate with Knight in all matters relating to the provision and receipt of the Transition Services, and shall perform all obligations hereunder in good faith and in accordance with principles of fair dealing and in a commercially reasonable manner. Such cooperation shall include, without limitation, (i) the execution and delivery of such further instruments or documents as may be reasonably requested by Knight to enable the full performance of each Party’s obligations hereunder and (ii) notifying Knight in advance, where reasonably possible to do so, of any changes to Transferred Employees prior to such Transferred Employee accepting employment with Knight (especially changes with respect to employee status), and working with Knight to minimize the effect of such changes.
(b)    Knight shall make available to Penson, upon Penson’s reasonable request, all information and materials that are necessary to (i) provide the Transition Services hereunder and/or (ii) comply with any requests from any governmental or regulatory authorities.
(c)    Penson shall use commercially reasonable efforts to follow, and shall cause its Affiliates and third party service providers and vendors to follow, the policies, procedures and practices of Knight that are applicable to the provision of the Transition Services, provided however; that Penson receives such policies, procedures and practices in writing from Knight at least thirty (30) days before it is required to follow them, except where Penson reasonably believe that such policies, procedures or practices, or any subset thereof, would result in Penson being in violation of Applicable Law, including, without limitation, federal and state securities law and the rules and regulations of any applicable self-regulatory organization. Notwithstanding the foregoing, in the event that Penson is in violation of Applicable Law, rule or regulation, including, without limitation, federal and state securities law and the rules and regulations of any applicable self-regulatory organization, Penson shall comply with and follow any and all instructions, policies, procedures and practices within twenty-four (24) hours of receipt of notice of any such violation. In the event that Penson is not in material compliance with Knight’s policies, procedures and practices, Penson shall have five (5) Business Days upon notice from Knight to cure such breach. If Penson, or its personnel, will be given access to any of the Knight’s computer systems in connection with the performance of the Transition Services, Penson or its personnel, as the case may be, shall (i) comply with all of Knight’s system security policies, procedures and requirements (as amended from time to time, the “Security Regulations”); (ii) not tamper with, compromise or circumvent any security or audit measures employed by Knight; (iii) access only that part of Knight’s system and/or data as is required in the performance of Transition Services; (iv) limit access to those personnel and representatives with a bona fide need in performing Penson’s obligations hereunder; and (v) immediately notify Knight of any unauthorized access to Knight’s systems (whether by an employee or representative of Penson or otherwise).
4.    COMPENSATION; PAYMENT
(a)    Fee for Transition Services. The fees (the “Applicable Fees”) to be paid by Knight for the Transition Services are set forth on Annex A. If the scope of any individual Service is reduced by Knight, as provided in Section 5(b) below, the Applicable Fee for such Service shall be reduced by the corresponding reduction in cost of providing the Service or on a proportionate basis based upon Knight’s proportionate reduction in use. After the end of each month, Penson will submit an invoice to Knight for all Transition Services provided to Knight hereunder during such month. Each invoice shall include, at a minimum, a list identifying (a) the specific Transition Services for which there is an Applicable Fee; and (b) with respect to amounts paid by Penson to third party service providers identified in Annex A-1 or Annex B pursuant to the terms of Annex A, the name of the third party service provider and the applicable Transition Services provided such third party service provider, and such documentation as may reasonably be requested by Knight to verify the amount thereof, provided that, Penson shall provide at the request of Knight with respect to third party service providers identified in Annex A-1 or Annex B pursuant to the terms of Annex A, copies of invoices provided by such third party providers to Penson for the same or similar services prior to the Closing as well as copies of the invoices provided to Penson by such third party service provider for the Transition Services provided hereunder. The Parties acknowledge and agree that (i) Knight shall only be obligated to pay to Penson amounts paid by Penson to third party service providers identified in Annex B pursuant to the terms of Annex A that are substantially equivalent to the level of services and (ii) the Applicable Fees set forth in Annex A represents the total compensation due Penson and that no other compensation is or will be due Penson or any other entity or person relating to the Transition Services provided hereunder.
(b)    Rights of Set-off. Knight may set off against any amounts payable to Penson hereunder all present and future indebtedness of or other amounts payable by Penson to Knight, after giving effect to any actual cash payments, setoffs or recoupment of cash amounts in each case actually received, realized or retained by an indemnified party as a result of any matter giving rise to a claim for such indemnification, arising from any or all of the transactions contemplated by the Purchase Agreement and any such set-off will be deemed to be payment by Knight for all purposes. Nothing in this Section 4(b) will require any party to pursue recovery under any of its insurance polices
(c)    Payments. All payments due from Knight to Penson pursuant to this Section 4 shall be paid within thirty (30) calendar days after the receipt of the invoice described in Section 4(a) above by electronic funds transmission in U.S. dollars to the applicable Penson account set forth on Annex C hereto.
(d)    Sales and Use Taxes. To the extent not otherwise reimbursed by Knight in accordance with the terms and conditions of Annex A, Knight shall be responsible for and shall pay any U.S. or foreign sales or use taxes imposed in connection with Knight’s use of the Transition Services.
5.    TERM; TERMINATION; REDUCTION.
(a)    Term. The term of each Service shall commence on the Closing Date and continue for a period of six (6) months (the “Term”). At any time during the Term, Knight may terminate the Agreement by giving Penson at least thirty (30) days’ prior written notice. Penson may terminate the Agreement upon written notice to Knight for Knight’s breach of its obligation to pay amounts due hereunder not being contested in good faith on an objectively reasonable basis in respect of the terms and conditions of the Agreement, which breach remained uncured thirty (30) days after the date on which such amounts were due pursuant to the terms of Section 4(c).

(b)    Termination and Reduction.
(i)    Notwithstanding anything to the contrary contained herein, Knight may terminate or reduce any individual Service, including, without limitation, Transition Services provided by any third party service provider, at any time during the Term (x)  immediately upon written notice to Penson, if Penson is in breach of its obligations hereunder, or (y) upon five (5) business days’ prior written notice to Penson, for any reason or no reason at all, identifying the particular Service and third party service provider, if any, to be terminated or reduced and the effective date of termination or reduction.
(ii)    If, at any time during the Term, Knight determines, in good faith, that the number of Penson personnel performing the Transition Services hereunder should and can be reduced, Knight shall notify Penson in writing of such requested reduction of personnel. The Parties shall meet and confer in respect of such requested reduction and the impact it may have on the provision of Transition Services and the costs therefor, but Penson acknowledges and agrees that Knight ultimately is entitled to require a reduction and Penson shall comply with such request and notice within fifteen (15) days of receipt thereof.
(c)    Books and Records. Upon notice from Knight, Penson shall provide Knight with access during Business Days and normal hours to all Documents related to the Services that are generated or prepared by Penson in connection with the provision of the Transition Services, including, without limitation, with respect to the Applicable Fees. As soon as reasonably practicable following any expiration or termination of this Agreement or any Service, Penson shall transfer to Knight in an industry standard format to be mutually agreed upon by the Parties all such Documents.
(d)    Termination of Transition Services. At Knight’s request upon the termination of any given Service for any reason, Penson shall extend the provision of the affected Service(s) for a period not to exceed ninety (90) days (the “Transition Period”) beyond the effective date of expiry or termination of this Agreement or such Service(s). Penson shall, in a good faith and commercially reasonable manner, agree to provide termination transition services during such Transition Period to Knight in order to effect an orderly, continuous and seamless transition of Knight from the affected Service(s) to a new vendor or provider and to prevent Service interruptions or degradation of Transition Services (the “Termination Transition Services”). Any Termination Transition Services to be provided by Penson during the Transition Period shall be requested by Knight in writing and Knight shall compensate Penson in accordance with the terms of Section 4(a) of this Agreement, or as otherwise agreed to by the Parties in writing. Termination Transition Services shall also include, as requested by Knight, the right for Knight to take possession and control of all necessary office and data center space and related facilities, to use equipment, hardware and software and to obtain consulting services, support and assistance from Penson personnel, and Penson shall cooperate fully with Knight and any new or additional vendor(s) or service provider(s) that Knight may wish to use in connection with the subject transition or its business. In addition, during the Transition Period, unless otherwise agreed to by the Parties in writing, Penson shall continue to provide the Service(s) as they had been provided prior to the termination or expiration of the Agreement or of any given Service(s) in accordance with the terms and conditions set forth in this Agreement. In addition to the foregoing and subject to third party rights and Applicable Law, Penson shall use commercially reasonable efforts to grant (and, at Penson’s sole cost, not subject to reimbursement, to cause third parties to grant) to Knight all rights necessary to take possession or control of tangible and intangible property and FCM Business personnel owned or used by Penson, including, without limitation, software (including, without limitation, source code and object code), Intellectual Property, hardware and personnel that are necessary for Knight or its designee(s) to provide and use the Transition Services should Penson become incapable of providing one or more of the Transition Services.
6.    INDEMNIFICATION; LIMITATION OF LIABILITY.
(a)    Penson shall indemnify, defend, and hold harmless Knight, its Affiliates and controlling Persons and each of their respective officers, directors, employees, stockholders, agents and representatives from and against any and all (i) Losses resulting from or arising out of any claim (including, without limitation, any claim made by employees and representatives of Penson) against Knight related to Penson’s breach of any provision of this Agreement or the performance of the Transition Services, (ii) Losses resulting from or arising out of the negligence or willful misconduct of Penson or any of its Affiliates, or any of their respective agents, employees, officers and directors in regard to the performance of the Transition Services, (iii) Losses resulting from or arising out of any claim by a third party contending that the Transition Services, or the provision thereof, or Knight’s access or use thereof, infringe or misappropriate any Intellectual Property of such third party, (iv) Losses resulting from or arising out of the failure of the Transition Services to comply with any Applicable Law, (v) Losses resulting from or arising out of Penson’s failure to have, obtain and/or maintain all the rights, titles, licenses, permissions, consents, approvals and authority required for Penson to provide the Transition Services to Knight, and (vi) Losses resulting from or arising out of the failure of the Transition Services to constitute all of the services, functions, products and end-user or client-type software or Intellectual property provided to or used for the benefit of or in support of the Services by Penson or by any Transferred Employees, in each case, as of the Closing.
(b)    Penson will institute a defense against any third party claims at the sole expense of Penson and using counsel acceptable to Knight. Penson will keep Knight informed of the status of the defense of such claims, and Penson will not agree to any settlement without the prior written consent of Knight, which consent will not be unreasonably withheld. Notwithstanding the foregoing, Knight will have the right to assume or participate in the defense of such claims at the sole expense of Penson.
(c)    Knight shall indemnify, defend, and hold harmless Penson, its Affiliates and controlling Persons and each of their respective officers, directors, employees, stockholders, agents and representatives from and against any and all (a) Losses resulting from or arising out of any claim (including, without limitation, any claim made by employees and representatives of Knight) against Penson related to Knight’s breach of any provision of this Agreement or the performance of the Transition Services and (b) Losses resulting from or arising out of the negligence or willful misconduct of Knight or any of its Affiliates, or any of their respective agents, employees, officers and directors in regard to the performance of the Transition Services.
(d)    Knight and Penson shall have no liability under any provision of this Agreement or otherwise for any punitive damages or, any incidental, consequential or special or indirect damages,

including, without limitation, loss of future revenue, profit or income, or loss of business reputation or opportunity (provided that the foregoing shall not limit any liability for any such punitive or other damages to the extent recovered by a third party claim which is subject to indemnification).
7.    TRADE PROCESSING ERRORS.
Unless such Loss arises solely as a result of the gross negligence or willful misconduct of Knight, notwithstanding any limitation to the contrary set forth herein, Penson shall be solely responsible for any Losses relating to or arising out of any Trade Processing Error and Penson releases and holds harmless Knight in connection with such Losses.  For purposes of this Agreement, “Trade Processing Error” shall mean any error (including, but not limited to, hardware malfunction, software logic error, system performance or maintenance, processes, procedures, or human or other error, act or omission) resulting from or arising out of trade execution services provided by Penson or a third party service provider, vendor or subcontractor hired by Penson in connection with the execution of an order that involves the Transition Services or required Penson’s involvement in the execution of such order.
8.    CONFIDENTIAL INFORMATION.
(a)    “Confidential Information” of a Party shall mean all confidential or non-public data and information submitted to the other Party or obtained by the other Party in connection with, in the course of and during this Agreement, in whatever format it exists, including verbal, written, visual, graphic, electronic or machine-readable form. Confidential Information shall include all information that a Party designates as being confidential or that either by its nature or under the circumstances surrounding disclosure ought to be recognized by the receiving Party as being confidential. Confidential Information also includes information received from third parties that a Party is obligated to treat as confidential. By way of example only and without limitation, Confidential Information includes, with relation to either Party: any trade secrets; information concerning, relating to or making reference to, in any way, the business and affairs of either Party; financial practices or information; business practices, plans and strategies; price lists; customer lists and customer information (whether provided directly by a Party or otherwise); current and anticipated customer requirements; market studies including information relating to the marketing or promotion of the disclosing Party’s products; product specifications, data, know-how, formulae, compositions, processes, designs, diagrams, sketches, models, photographs, graphs, drawings, samples, inventions and ideas; past, current, and planned research and development; current and planned manufacturing plans, methods and processes; computer software and programs (including object code and source code); database technologies, systems, structures and architecture; systems manuals; information related to employees, contractors, subcontractors, consultants and suppliers; and any other information, however documented, that is deemed by a Party to be proprietary that is disclosed by one Party to the other pursuant to or in connection with this Agreement and the Transition Services provided hereunder.
(b)    Exceptions. Notwithstanding the foregoing, Confidential Information shall not include information which (i) is developed by the other Party without use of or reference to the Confidential Information or violating the disclosing Party’s proprietary rights; (ii) is or becomes publicly known (other than through unauthorized disclosure); (iii) is disclosed by the owner of such information to a third party free of any obligation of confidentiality; (iv) is already known by such Party without an obligation of confidentiality other than pursuant to this Agreement or any confidentiality agreements entered into between the Parties prior to the execution of this Agreement (provided that the foregoing shall not apply to information relating to any of the Acquired Assets or Assumed Liabilities known to Penson); or (v) is rightfully received by a Party free of any obligation of confidentiality.
(c)    Disclosure Restrictions.
(i)    All Confidential Information relating to a Party shall be held in confidence by the other Party to the same extent and in at least the same manner as such Party protects its own confidential or proprietary information and shall to extent related to the FCM Business shall not be used by such Party or its Affiliates other than to fulfill its obligations hereunder.
(ii)    In the event that Knight instructs Penson to send customers of Knight marketing materials via statement inserts or other marketing brochures on Knight’s behalf, Knight represents and warrants that Knight is in compliance with Section 248.13 of Regulation S-P and has provided customer with a clear and conspicuous notice that Knight may share customer information with non-affiliated third parties for marketing purposes.
(iii)    Notwithstanding anything set forth in this Agreement or any other agreement, nothing shall prevent Knight or any of its Subsidiaries from giving or allowing access to any information or materials to any employee, consultant, agent or contractor of Knight or any of its Subsidiaries as Knight reasonably determines is necessary for Knight and its Subsidiaries to transition or make effective use of the Services, in each case, as contemplated by this Agreement, provided that such employee, consultant, agent or contractor is subject to a reasonable written obligation of confidentiality.
(d)    Permitted Disclosure. The obligations in this Section shall not restrict any disclosure by either Party pursuant to any Applicable Law, or by order of any court or government agency, including, without limitation, any examination or audit of Penson by a self-regulatory organization or the SEC, provided that the disclosing Party shall give prompt notice to the non-disclosing Party of such order, to the extent possible, unless otherwise prohibited under law, rule or regulation.
(e)    Ownership of Confidential Information. All Confidential Information is and shall remain the property of the disclosing Party. By disclosing the Confidential Information to the receiving Party, the disclosing Party does not grant to the receiving Party any license, interest or rights of any kind in and to the Confidential Information. The receiving Party agrees that the disclosure of the Confidential Information of the disclosing Party does not confer upon the receiving Party any rights in or to the disclosing Party’s Confidential Information.
(f)    Return of Confidential Information. At the earlier of the written request of the disclosing Party and the termination or expiration of this Agreement, the receiving Party will, and will cause its Subsidiaries and/or Affiliates to, immediately return to the disclosing Party all copies of all the Confidential Information which has been provided to it, and destroy those portions of any written summaries of any oral analyses, compilations, studies or other documents containing the Confidential Information prepared by or on behalf of the receiving Party for purposes of providing the Transition Services hereunder or provided by the disclosing Party. Notwithstanding the foregoing, the receiving Party will be entitled to keep any records required by statutes, rules and regulations to which the receiving Party is subject. Any Confidential Information that is not returned or destroyed, including, without limitation any oral Confidential Information, shall remain subject to the confidentiality and non-use obligations set forth in this Agreement. Obligations under this Agreement shall survive any return or destruction of the Confidential Information.
9.    AMENDMENTS AND WAIVERS. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by both Parties, or in the case of a waiver, by the Party against whom the waiver is to be effective. No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.
10.    WARRANTIES.
(a)    Penson hereby represents, warrants and covenants to Knight that: (i) it has all necessary corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution and delivery by Penson of this Agreement and the performance by Penson of its obligations hereunder have been duly and validly authorized by all necessary corporate action; (iii) this Agreement constitutes the legal, valid and binding obligation of Penson, enforceable against Penson in accordance with its terms and conditions, and (iv) Penson’s performance of this Agreement and Penson’s provision of the Transition Services to Knight as contemplated herein shall not cause Penson to violate or breach any license, contract, agreement or undertaking of Penson with or in favor of any third party.
(b)    Knight hereby represents, warrants and covenants to Penson that: (i) it has all necessary corporate power and authority to enter into, execute and deliver this Agreement and to perform its obligations hereunder; (ii) the execution and delivery by Knight of this Agreement and the performance by Knight of its obligations hereunder have been duly and validly authorized by all necessary corporate action; and (iii) this Agreement constitutes the legal, valid and binding obligation of Knight, enforceable against Knight in accordance with its terms and conditions.
11.    NO ASSIGNMENT OR BENEFIT TO THIRD PARTIES. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors, legal representatives and permitted assigns. Penson may not assign or transfer any of its rights or delegate any of its obligations under this Agreement without the prior written consent of Knight. Knight may assign or transfer its rights under this Agreement or delegate its obligations under this Agreement in Knight’s sole discretion, without any requirement that Knight obtain the consent of Penson. Subsidiaries of Knight are intended third party beneficiaries of this Agreement although only Knight shall be contractually bound by this Agreement. In addition, Penson hereby acknowledges and agrees that any and all obligations of Knight or any of its Subsidiaries under this

Agreement are subject to regulatory (including, without limitation, clearing corporation, exchange, etc.) approvals. Nothing in this Agreement, express or implied, is intended to confer upon any Person other than the Parties, the indemnified parties hereunder and their respective successors, legal representatives and permitted assigns, any rights or remedies under or by reason of this Agreement.
12.    ENTIRE AGREEMENT. This Agreement (including the Annexes hereto), together with the Purchase Agreement and the License Agreement, contain the entire agreement between the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, oral or written, with respect to such matters.
13.    NOTICES. All notices and communications hereunder shall be deemed to have been duly given and made if in writing and if served by personal delivery upon the Party for whom it is intended or delivered by registered or certified mail, return receipt requested, or if sent by email (with confirmation), to the Person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such Person:
To Knight:
Knight Execution & Clearing Services LLC
c/o Knight Capital Group, Inc.
545 Washington Boulevard
Jersey City, NJ 07310
Telephone:     (201) 222-9400
Telecopy:     (201) 795-5038
Attn: General Counsel
To Penson:
Penson Financial Services, Inc.
1700 Pacific Avenue, Suite 1400
Dallas, TX 75201
Telephone:    (214) 765-1100
Telecopy:     (214) 217-5096
Attn:        General Counsel
14.    INSPECTION RIGHTS. Upon prior notice from Knight, Penson shall provide access to such auditors and inspectors as Knight may designate in such notice with reasonable access during normal business days and hours to Penson’s (a) facilities where the Transition Services are being performed and (b) books and records established and maintained by Penson by reason of its performance of this Agreement. Penson shall provide such auditors and inspectors with any assistance that they may reasonably require. Without limiting the generality of the foregoing, Penson agrees that all books and records in the possession of Penson relating to its performance under this Agreement will be made available for inspection by any regulatory authority with jurisdiction over Knight’s business, including, without limitation, the Services. If access to Knight’s customer data is required, access will be provided in such a way as to preserve the confidentiality of Knight’s customer data. Knight may notify Penson of any failure to comply in all material respects with the terms and conditions of this Agreement specified in writing by any auditor and/or inspector, and Penson agrees to correct any such failure in all material respects and to use commercially reasonable efforts to comply within the time period specified by the auditors/inspectors.
15.    PRIVACY.
(a)    In addition to its other obligations under this Agreement: (i) Penson acknowledges that Knight and/or its Affiliates is/are and/or may be subject to United States federal and state laws and regulations, Canadian federal and provincial laws and regulations as well as laws and regulations of other foreign jurisdictions (collectively, “Privacy Laws”) governing the privacy of personal or personally identifiable information and records of or regarding Knight’s or its Affiliates' employees, investors, customers and prospective customers (“Personal Information”); (ii) Penson agrees to and shall ensure that its employees, agents and Affiliates cooperate with Knight and/or its Affiliates with respect to Knight’s or its Affiliates' obligations under the Privacy Laws and comply with all provisions of Privacy Laws applicable to Penson or Knight or Knight’s Affiliates relating to the collection, storage, use, processing, disclosure or disposal of Personal Information provided to or accessible by Penson or any of its employees, agents or Affiliates in the course of carrying out this Agreement or providing the Transition Services to Knight or its Affiliates; and (iii) if in the course of carrying out this Agreement or providing the Transition Services to Knight or its Affiliates, Penson or any of its employees, agents or Affiliates possesses, collects, processes or obtains access to any Personal Information, Penson shall not and it shall cause its employees, agents and Affiliates not to use any such information, except to carry out the obligations set forth in this Agreement, or disclose that information to third parties unless pursuant to the express written consent of Knight or its Affiliate or the employee, investor, customer or prospective customer, as applicable.
(b)    Notwithstanding the generality of the foregoing and in addition thereto, if Penson or any of its employees, agents or Affiliates possesses, collects, processes or obtains access to any Personal Information or Confidential Information: (i) Penson certifies that it has and shall ensure its employees, agents or Affiliates have implemented and will maintain an effective information security program to protect Personal Information and Confidential Information, which program includes administrative, technical and physical safeguards and written policies and procedures reasonably designed to (A) insure the security and confidentiality of such Personal Information and Confidential Information; (B) protect against any anticipated threats or hazards to the security or integrity of such Personal Information and Confidential Information; and (C) protect against unauthorized access to or use of such Personal Information and Confidential Information; (ii) Penson shall restrict access to such Personal Information and Confidential Information to its employees, agents or Affiliates who have a need to know information contained therein for the purpose of providing deliverables and Transition Services to and for Knight or its Affiliates; (iii) on Knight’s written request, Penson shall provide a written description of Penson’s or its Affiliate’s and/or subcontractor’s (as applicable) information security program to Knight and shall promptly give Knight written notice of any material change in such information security program; (iv) Penson represents and warrants to Knight and its Affiliates that: (1) any description provided by Penson of its information security program is accurate and complete, and (2) except as specifically disclosed to Knight in writing, Penson’s or its Affiliate’s and/or subcontractor’s (as applicable) information security program at a minimum complies with reasonable information security practices in the industry; and (v) Knight, its Affiliates or its and their regulators shall have the right to audit (or have an auditing firm audit) Penson’s and its employees, agents or Affiliates’ compliance with such program and this Agreement, and in the event that such audit reveals a material failure to comply with any provision of such program or this Agreement, Penson shall bear the cost of such audit and promptly cure such failure at its own expense. The information security program referenced above shall include written policies and procedures containing administrative, technical, and physical safeguards used to access, collect, distribute, process, protect, store, use, transmit, dispose of, or otherwise handle Personal Information and Confidential Information, where such safeguards include the following elements: (a) designating an employee or employees to coordinate Penson’s information security program; (b) identifying reasonably foreseeable internal and external risks to the security, confidentiality, and integrity of Personal Information and Confidential Information that could result in the unauthorized disclosure, misuse, alteration, destruction or other compromise of such information, and assess the sufficiency of any safeguards in place to control these risks; and (c) designing and implementing information safeguards to control the risks Penson identifies through risk assessment, and regularly testing or otherwise monitoring the effectiveness of the safeguards’ key controls, systems, and procedures. At a minimum, such a risk assessment should include consideration of risks in each relevant area of Penson’s operations, including, without limitation: (1) employee training and management; (2) information systems, including network and software design, as well as information processing, storage, transmission and disposal; and (3) detecting, preventing and responding to attacks, intrusions, or other systems failures.
(c)    Notwithstanding the generality of the foregoing and in addition thereto, in connection with the disposal (including, but not limited to, discarding, selling, donating, transferring, abandoning or other forms of disposal) by or for Penson or any of its employees, agents or Affiliates of any computers, hard disks, optical disks, tapes and other storage media (collectively, “Electronic Media”) or paper or other non-electronic media documents or records (collectively, “Non-Electronic Media”) that contain any Confidential Information or Personal Information, Penson shall take or, to the extent that disposal is being carried out by a third party, cause such third party to take reasonable measures to prevent unauthorized access to or use of any Confidential Information or Personal Information. For Electronic Media, such measures shall include the destruction of the Electronic Media and/or erasure of all the Confidential Information and Personal Information so that no Confidential Information or Personal Information can practicably be read or reconstructed. For Non-Electronic Media, such measures shall include pulverizing, burning, shredding or otherwise destroying the Non-Electronic Media so that no Confidential Information or Personal Information can practicably be read or reconstructed.
16.    BUSINESS CONTINUITY. Penson acknowledges and agrees that it is a critical vendor of Knight. Penson shall maintain and comply with its business continuity plan summarized in Annex D (the “Business Continuity Plan”). Penson shall notify Knight immediately upon the occurrence of an event affecting the provision of Transition Services by Penson and shall comply with the Business Continuity Plan, and Penson shall work with Knight to establish a plan for alternative communications in such event. Penson shall test its Business Continuity Plan periodically. Knight agrees to participate in and assist Penson with such test, if so requested. Upon Knight’s request, test results will be made available to Knight’s management, regulators, auditors, and insurance underwriters.
17.    HEADINGS, INTERPRETATION. The heading references herein are for convenience purposes only, and shall not be deemed to limit or affect any of the provisions hereof. As used herein, the singular includes the plural, the plural includes the singular, and words in one gender include the other. As used herein, the terms “herein”, “hereunder” and “hereof” refer to the whole of this Agreement, and “include”, “including” and similar terms are not words of limitation. No rule of construction against the draftsperson shall be applied in connection with the interpretation or enforcement of this Agreement, as this Agreement is the product of negotiation between sophisticated parties advised by counsel.
18.    COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original, and all of which shall constitute one and the same Agreement. This Agreement may be executed by facsimile signature or by other electronic means, which shall be accepted as if they were original execution signatures.
19.    SEVERABILITY; ENFORCEMENT. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
20.    SPECIFIC PERFORMANCE. The Parties acknowledge and agree that irreparable harm for which monetary damages would not be an adequate remedy would occur in the event of a breach of any of the terms or provisions of this Agreement. Accordingly, the Parties agree that, in addition to other remedies, each of the Parties shall be entitled to specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain injunctive relief against any such breaches or threatened breaches of this Agreement.
21.    GOVERNING LAW; SUBMISSION TO JURISDICTION; SELECTION OF FORUM; WAIVER OF TRIAL BY JURY. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. Each Party agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the transactions contained in or contemplated by this Agreement exclusively in the United States District Court for the Southern District of New York or any New York State court sitting in New York County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the transactions that are the subject of this Agreement (i) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (ii) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (iii) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any Party and (iv) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 13. Each Party irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or relating to this Agreement.
22.    INDEPENDENT CONTRACTOR. Nothing contained in this Agreement shall be deemed or construed to create a partnership or joint venture, to create the relationships of employee/employer or principal/agent, or otherwise create any liability whatsoever of either Party with respect to the indebtedness, liabilities, obligations or actions of the other or any of their respective officers, directors, employees, stockholders, agents or representatives, or any other person or entity.
23.    SURVIVAL. Sections 1(c), (d) and (e), 2, 3, 5(c) and (d), 6, 7, 8, 10, 11, 13, 14, 15, 16, 19, 20, 21, 23, 24, 25, 26, 27 and 28 shall survive any expiration or termination of this Agreement or the termination of any given Service for any reason. In addition, all rights and obligations of the Parties that, by their nature or terms, do not or would not reasonably be expected to terminate with the expiration or termination of this Agreement shall survive the expiration or termination of this Agreement.
24.    FORCE MAJEURE. Penson shall not be in default hereunder by reason of any failure or delay in the performance of its obligations hereunder where such failure or delay is due to any cause beyond its reasonable control, including, but not limited to, civil disturbances, riot, rebellion, invasion, epidemic, hostilities, war, embargo, natural disaster, acts of God, acts of terrorism, flood, fire, sabotage, delay in transportation, loss and destruction of property, intervention by governmental entities, or other events or any other circumstances or causes beyond Penson’s reasonable control. Upon learning of the occurrence of such event of force majeure, Penson shall immediately notify Knight, either orally or in writing. In the event of any failure or delay in the performance of the Transition Services, Penson shall use its best efforts to restore the Transition Services as soon as may be reasonably possible in accordance with its existing contingency plans for the Transition Services or, with respect to Penson, in accordance with its Business Continuity Plan. If such failure is not remedied within three (3) Business Days, Knight shall have the right to obtain, in whole or in part, the Transition Services from a third party service provider other than Penson and Penson shall reimburse Knight for all reasonable costs and expenses of such third-party service provider. Knight shall not be liable for the payment of any Applicable Fees for any Service during the period in which that Service is not provided to Knight by reason of force majeure.
25.    SECTION 365(N) OF THE BANKRUPTCY CODE. Notwithstanding anything set forth in this Agreement, if any entity included within Penson becomes the subject of a case commenced under Title 11 of the United States Code or the equivalent in any state or foreign jurisdiction (collectively, the “Bankruptcy Code”), and such entity, as debtor-in-possession, or a trustee appointed for such entity (the “Trustee”) attempts to reject or rejects this Agreement pursuant to Section 365(a) of the Bankruptcy Code or the equivalent in any state or foreign jurisdiction, then Knight, in addition to all rights conferred by the Bankruptcy Code and other Applicable Law, shall have the right to either treat this Agreement as terminated or to retain its rights under this Agreement. If Knight decides to retain its rights under this Agreement, then: (i) on written request of Knight, such entity or the Trustee shall provide Knight with the Transition Services in their then existing form plus any and all source code and documentation pertaining to the Transition Services held by the Trustee or such entity; and (ii) such entity or the Trustee shall not interfere with the rights of Knight pursuant to this Agreement or interfere with any effort by Knight or any agent or contractor thereof to hire, solicit the employment or retention of or obtain any information pertaining to the Transition Services from such entity or any other entity or individual, including, without limitation, employees, consultants and former employees and consultants of Penson. Penson acknowledges and consents that the automatic stay imposed by Section 362 of the Bankruptcy Code or the equivalent in any state or foreign jurisdiction shall be automatically lifted, modified and/or vacated to allow Knight to realize any and all of its rights herein. The Parties hereby agree and affirm that all payments at such time already made by Knight: (i) are in consideration of Penson’s obligations and undertakings pursuant to this paragraph, and (ii) shall not be deemed to be royalty payments for the purpose of Section 365(n) of the Bankruptcy Code and the equivalent in any state or foreign jurisdiction, and if any entity of Penson rejects this Agreement and Knight decides to retain its rights hereunder, Knight shall be relieved from its obligation to make such payments.
26.    NO IMPLIED REPRESENTATIONS OR WARRANTIES. EXCEPT AS EXPRESSLY OTHERWISE SET FORTH IN THIS AGREEMENT, THE SERVICES ARE PROVIDED TO KNIGHT “AS-IS,” AND PENSON AND THEIR AFFILIATES MAKE NO IMPLIED REPRESENTATIONS, WARRANTIES OR CONDITIONS, WHETHER BY STATUTE, LAW, USAGE OF TRADE, COURSE OF DEALING OR OTHERWISE, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED REPRESENTATIONS, WARRANTIES OR CONDITIONS OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE, IN CONNECTION WITH THE PROVISION OF THE SERVICES HEREUNDER.
27.    USE OF NAME. Penson shall not use Knight’s or any of Knight’s Subsidiaries’ names, trademarks or service marks without Knight’s written consent, which, if given, may be withdrawn at any time (except as permitted by Section 8(d) and as required to perform services under this Agreement).
[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first set forth above.
PENSON FINANCIAL SERVICES, INC.
By: /s/ Philip A. Pendergraft
Name: Philip A. Pendergraft
Title: Chairman
KNIGHT EXECUTION & CLEARING SERVICES LLC
By: /s/ Steven J. Sadoff
Name: Steven J. Sadoff
Title: Executive Vice President